Exhibit 99.1

News Release

RAYONIER REPORTS SECOND QUARTER 2023 RESULTS

•Second quarter net income attributable to Rayonier of $19.0 million ($0.13 per share) on revenues of $208.9 million
•Second quarter pro forma net income of $7.8 million ($0.05 per share)
•Second quarter operating income of $20.1 million, pro forma operating income of $20.1 million, and Adjusted EBITDA of $69.2 million
•Year-to-date cash provided by operations of $126.3 million and cash available for distribution (CAD) of $62.7 million
WILDLIGHT, FL — August 2, 2023 — Rayonier Inc. (NYSE:RYN) today reported second quarter net income attributable to Rayonier of $19.0 million, or $0.13 per share, on revenues of $208.9 million. This compares to net income attributable to Rayonier of $24.1 million, or $0.16 per share, on revenues of $246.3 million in the prior year quarter.
The second quarter results included an $11.4 million net recovery associated with a legal settlement. Excluding this item and adjusting for pro forma net income adjustments attributable to noncontrolling interests,1 second quarter pro forma net income2 was $7.8 million, or $0.05 per share.
The following table summarizes the current quarter and comparable prior year period results:

	Three Months Ended
(millions of dollars, except earnings per share (EPS))	June 30, 2023		June 30, 2022
	$	EPS	$	EPS

Revenues	$208.9		$246.3

Net income attributable to Rayonier	$19.0	$0.13	$24.1	$0.16
Net recovery on legal settlement	(11.4)	(0.08)	—	—
Pro forma net income adjustments attributable to noncontrolling interests[1]	0.2	—	—	—
Pro forma net income[2]	$7.8	$0.05	$24.1	$0.16

Second quarter operating income was $20.1 million versus $35.5 million in the prior year period. Second quarter Adjusted EBITDA2 was $69.2 million versus $83.0 million in the prior year period.

1 Rayonier Way, Wildlight, FL 32097 904-357-9100

The following table summarizes operating income (loss), pro forma operating income (loss),2 and Adjusted EBITDA2 for the current quarter and comparable prior year period:

	Three Months Ended June 30,
	Operating Income (Loss)		Pro forma Operating Income (Loss)[2]		Adjusted EBITDA[2]
(millions of dollars)	2023	2022	2023	2022	2023	2022
Southern Timber	$21.7	$24.1	$21.7	$24.1	$43.6	$38.7
Pacific Northwest Timber	(2.4)	2.9	(2.4)	2.9	6.9	14.3
New Zealand Timber	2.4	8.0	2.4	8.0	8.3	14.9
Real Estate	8.6	11.0	8.6	11.0	20.3	25.4
Trading	0.1	(0.4)	0.1	(0.4)	0.1	(0.4)
Corporate and Other	(10.3)	(10.1)	(10.3)	(10.1)	(9.9)	(9.8)
Total	$20.1	$35.5	$20.1	$35.5	$69.2	$83.0

Year-to-date cash provided by operating activities was $126.3 million versus $148.5 million in the prior year period. Year-to-date cash available for distribution (CAD)2 was $62.7 million, which decreased $56.8 million versus the prior year period due to lower Adjusted EBITDA2 ($57.1 million), higher capital expenditures ($6.5 million) and higher cash interest paid ($3.8 million), partially offset by lower cash taxes paid ($10.6 million).
“While overall market sentiment has improved versus the first quarter of this year, our second quarter results reflect ongoing macroeconomic challenges and weaker end-market demand as compared to the prior year,” said David Nunes, CEO. “The total Adjusted EBITDA generated by our Timber segments collectively declined 13% relative to the second quarter of 2022, as favorable results in our Southern Timber segment were more than offset by lower Adjusted EBITDA in our Pacific Northwest Timber and New Zealand Timber segments.”
“In our Southern Timber segment, Adjusted EBITDA improved by $4.9 million as harvest volumes increased 32% relative to the prior year quarter, primarily due to the successful integration of the acquisitions completed in late 2022. The higher volumes were partially offset by a 14% decline in weighted-average net stumpage prices due to weaker demand and drier weather conditions as compared to the prior year period.”
“In our Pacific Northwest Timber segment, Adjusted EBITDA declined $7.4 million from the prior year quarter as weaker domestic markets coupled with less competition from export markets drove a 19% decline in domestic sawtimber prices versus the prior year period. Harvest volumes declined 11% relative to the prior year quarter as we deferred some planned harvests in response to weaker market conditions.”
“In our New Zealand Timber segment, Adjusted EBITDA declined $6.6 million versus the prior year quarter due to lower carbon credit sales, lower net stumpage realizations, unfavorable foreign exchange impacts, and 4% lower harvest volumes as compared to the prior year period.”
“Real Estate segment Adjusted EBITDA was $5.1 million below the prior year quarter, as higher weighted-average per-acre prices in the current quarter were more than offset by 20% fewer acres sold.”
Southern Timber
Second quarter sales of $68.3 million increased $2.0 million, or 3%, versus the prior year period. Harvest volumes increased 32% to 2.01 million tons versus 1.52 million tons in the prior year period, primarily driven by the additional volume contribution from the U.S. South acquisitions completed at the end of 2022. Average pine sawtimber stumpage realizations decreased 15% to $29.07 per ton versus $34.09 per ton in the prior year period, primarily due to drier weather conditions, weaker demand from sawmills, and decreased competition from pulp mills for chip-n-saw volume. Average pine pulpwood stumpage realizations decreased 26% to $15.78 per ton versus $21.46 per ton in the prior year period as weaker end-market demand, drier weather conditions, and extended maintenance outages at pulp mills all contributed to softer market conditions.
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

Overall, weighted-average stumpage realizations (including hardwood) decreased 14% to $21.85 per ton versus $25.55 per ton in the prior year period. Operating income of $21.7 million decreased $2.4 million versus the prior year period due to lower net stumpage realizations ($7.4 million), higher depletion rates ($2.6 million), and higher overhead and other costs ($1.0 million), partially offset by higher volumes ($7.6 million) and higher non-timber income ($1.0 million).
Second quarter Adjusted EBITDA2 of $43.6 million was 13%, or $4.9 million, above the prior year period.
Pacific Northwest Timber
Second quarter sales of $32.3 million decreased $6.8 million, or 17%, versus the prior year period. Harvest volumes decreased 11% to 332,000 tons versus 376,000 tons in the prior year period as some planned harvests were deferred in response to soft market conditions. Average delivered prices for domestic sawtimber decreased 19% to $97.37 per ton versus $120.44 per ton in the prior year period due to weaker domestic and export market demand. Average delivered pulpwood prices decreased 20% to $36.21 per ton versus $45.17 per ton in the prior year period as the prior year period benefited from much more favorable end-market demand. An operating loss of $2.4 million versus operating income of $2.9 million in the prior year period was driven by lower net stumpage realizations ($5.9 million), lower volumes ($0.8 million) and higher costs ($0.5 million), partially offset by higher non-timber income ($1.1 million) and lower depletion rates ($0.8 million).
Second quarter Adjusted EBITDA2 of $6.9 million was 52%, or $7.4 million, below the prior year period.
New Zealand Timber
Second quarter sales of $60.9 million decreased $18.0 million, or 23%, versus the prior year period. Harvest volumes decreased 4% to 673,000 tons versus 703,000 tons in the prior year period, as some planned harvests were deferred in response to soft market conditions. Average delivered prices for export sawtimber decreased 26% to $103.81 per ton versus $140.44 per ton in the prior year period, driven by increased salvage volume from Cyclone Gabrielle and weaker demand in China; however, export sawtimber net stumpage realizations were relatively flat due to significantly lower port and freight costs versus the prior year period. Average delivered prices for domestic sawtimber declined 10% to $69.29 per ton versus $76.82 per ton in the prior year period. The decrease in domestic sawtimber prices (in U.S. dollar terms) was primarily driven by the decline in the NZ$/US$ exchange rate (US$0.62 per NZ$1.00 versus US$0.66 per NZ$1.00). Excluding the impact of foreign exchange rates, domestic sawtimber prices decreased 3% versus the prior year period, reflecting weaker domestic demand and decreased competition from export markets. Operating income of $2.4 million decreased $5.6 million versus the prior year period due to lower carbon credit sales ($2.8 million), lower net stumpage realizations ($1.5 million), unfavorable foreign exchange impacts ($1.0 million), and lower volumes ($0.5 million), partially offset by lower depletion rates ($0.2 million).
Second quarter Adjusted EBITDA2 of $8.3 million was 44%, or $6.6 million, below the prior year period.
Real Estate
Second quarter sales of $32.0 million decreased $2.4 million, or 7%, versus the prior year period, while operating income of $8.6 million decreased $2.4 million versus the prior year period. Sales and operating income decreased versus the prior year period primarily due to a lower number of acres sold (3,754 acres sold versus 4,694 acres sold in the prior year period), partially offset by a slight increase in weighted-average prices ($7,489 per acre versus $7,453 per acre in the prior year period).
Improved Development sales of $12.2 million included $6.9 million from the Heartwood development project south of Savannah, Georgia and $5.3 million from the Wildlight development project north of Jacksonville, Florida. Sales in Heartwood consisted of a 101-acre parcel for $3.0 million ($30,000 per acre) sold to a national homebuilder for the first phase of an active-adult community, two residential pod sales totaling 62 acres for $1.8 million ($29,000 per acre), and 47 finished residential lots for $2.1 million ($44,000 per lot or $258,000 per acre). Sales in Wildlight consisted of a 97-acre parcel for $5.3 million ($55,000 per acre) sold to
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

a national homebuilder for the second phase of an active-adult community. This compares to Improved Development sales of $11.6 million in the prior year period.
Rural sales of $15.6 million consisted of 3,411 acres at an average price of $4,582 per acre. This compares to prior year period sales of $23.4 million, which consisted of 4,633 acres at an average price of $5,054 per acre.
Timberland & Non-Strategic sales of $0.3 million consisted of a 76-acre transaction for $3,344 per acre. There were no Timberland & Non-Strategic sales in the prior year period.
Second quarter Adjusted EBITDA2 of $20.3 million decreased $5.1 million, or 20%, versus the prior year period.
Trading
Second quarter sales of $15.4 million decreased $12.3 million versus the prior year period due to lower volumes and prices. Sales volumes decreased 35% to 135,000 tons versus 209,000 tons in the prior year period. The Trading segment generated operating income of $0.1 million versus an operating loss of $0.4 million in the prior year period as improved margins more than offset reduced trading volume.
Second quarter Adjusted EBITDA2 of $0.1 million increased $0.5 million versus the prior year period.
Other Items
Second quarter corporate and other operating expenses of $10.3 million increased $0.2 million versus the prior year period, primarily driven by higher compensation and benefits expense ($0.8 million) and higher travel and transportation costs ($0.2 million), partially offset by lower legal expenses ($0.8 million).
Second quarter interest expense of $12.4 million increased $3.4 million versus the prior year period, primarily due to higher average outstanding debt and a higher weighted-average interest rate.
Second quarter interest and other miscellaneous income included an $11.4 million net recovery associated with a legal settlement.
Second quarter income tax expense of $0.2 million decreased $1.1 million versus the prior year period, primarily due to lower anticipated full-year results from our New Zealand subsidiary, which is the primary driver of income tax expense.
Outlook
“Based on our first half results and expectations for the remainder of the year, we now anticipate full-year net income attributable to Rayonier of $63 to $78 million, EPS of $0.42 to $0.52, pro forma EPS of $0.30 to $0.40, and Adjusted EBITDA of $275 to $300 million,” added Nunes.
“In our Southern Timber segment, we now expect full-year harvest volumes of 7.2 to 7.4 million tons as dry weather conditions have contributed to stronger-than-expected production levels. However, we anticipate lower quarterly harvest volumes for the remainder of 2023 compared to the first half of the year. We further expect a modest decline in weighted-average net stumpage realizations during the second half of 2023 compared to the second quarter driven by geographic mix and a seasonal increase in the proportion of thinning volume. We continue to anticipate higher non-timber income for full-year 2023 as compared to full-year 2022, driven by growth in our Nature-Based Solutions businesses. Overall, we expect the Southern Timber segment to generate full-year Adjusted EBITDA of $150 to $155 million, which at the midpoint is in line with our prior guidance.”
“In our Pacific Northwest Timber segment, we now expect full-year harvest volumes of 1.4 to 1.5 million tons as we have deferred some planned harvests in response to soft market conditions. We anticipate modestly higher weighted-average delivered log prices in the second half of 2023 compared to the first half based on improved end-market demand and lumber prices. Overall, we now expect the Pacific Northwest Timber
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

segment to generate full-year Adjusted EBITDA of $30 to $34 million, a decline of $15 million at the midpoint versus prior guidance.”
“In our New Zealand Timber segment, we now expect full-year harvest volumes of 2.3 to 2.5 million tons as we have deferred some planned harvest volume in response to unfavorable market conditions. Over the balance of the year, we anticipate that weighted-average delivered log prices will be modestly lower as compared to the first half of 2023, primarily due to weaker demand in both export and domestic markets as well as increased supply from Cyclone Gabrielle salvage operations. However, we expect that lower port and freight costs will partially offset these headwinds. Further, while we have tempered our full-year expectations for carbon credit sales based on significant market volatility and limited transaction activity in the first half of the year, we expect to be more active in the carbon market in the second half of the year following the recent uptick in NZU pricing in response to governmental action to stabilize the market. Overall, we now expect the New Zealand Timber segment to generate full-year Adjusted EBITDA of $39 to $46 million, a decline of roughly $19 million at the midpoint versus prior guidance.”
“In our Real Estate segment, the demand for HBU properties and timberland assets has remained remarkably strong despite the higher interest rate environment. We now expect full-year Adjusted EBITDA of $90 to $100 million, an increase of roughly $23 million at the midpoint versus prior guidance. Based on the timing of anticipated closings, we expect that second half transaction volume and operating results in the Real Estate segment will be heavily weighted to the fourth quarter.”
Conference Call
A conference call and live audio webcast will be held on Thursday, August 3, 2023 at 10:00 AM (ET) to discuss these results.
Access to the live audio webcast will be available at www.rayonier.com. A replay of the webcast will be archived on the Company’s website and available shortly after the call.
Investors may listen to the conference call by dialing 888-604-9366 (domestic) or 517-308-9338 (international), passcode: RAYONIER. A replay of the conference call will be available one hour following the call until Sunday, September 3, 2023, by dialing 866-361-4757 (domestic) or 203-369-0183 (international), passcode: 3084.
Complimentary copies of Rayonier press releases and other financial documents are also available by calling (904) 357-9100.
1"Pro forma net income adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
2"Pro forma net income," "Pro forma operating income (loss)," "Adjusted EBITDA" and "CAD" are non-GAAP measures defined and reconciled to GAAP in the attached exhibits.
About Rayonier
Rayonier is a leading timberland real estate investment trust with assets located in some of the most productive softwood timber growing regions in the United States and New Zealand. As of June 30, 2023, Rayonier owned or leased under long-term agreements approximately 2.8 million acres of timberlands located in the U.S. South (1.91 million acres), U.S. Pacific Northwest (474,000 acres) and New Zealand (419,000 acres). More information is available at www.rayonier.com.
___________________________________________________________________________________________________
Forward-Looking Statements - Certain statements in this press release regarding anticipated financial outcomes including Rayonier’s earnings guidance, if any, business and market conditions, outlook, expected dividend rate, Rayonier’s business strategies, expected harvest schedules, timberland acquisitions and dispositions, the anticipated benefits of Rayonier’s business strategies, and other similar statements relating to Rayonier’s future events, developments or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “project,” “anticipate” and other similar language. However, the absence of these or similar words or expressions does not mean that a statement is not forward-looking. While management believes that these forward-looking statements
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements.
The following important factors, among others, could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document: the cyclical and competitive nature of the industries in which we operate; fluctuations in demand for, or supply of, our forest products and real estate offerings, including any downturn in the housing market; entry of new competitors into our markets; changes in global economic conditions and world events, including the war in Ukraine and escalating tensions between China and Taiwan; business disruptions arising from public health crises and outbreaks of communicable diseases; fluctuations in demand for our products in Asia, and especially China; the uncertainties of potential impacts of climate-related initiatives; the cost and availability of third party logging, trucking and ocean freight services; the geographic concentration of a significant portion of our timberland; our ability to identify, finance and complete timberland acquisitions; changes in environmental laws and regulations regarding timber harvesting, delineation of wetlands, endangered species and development of real estate generally, that may restrict or adversely impact our ability to conduct our business, or increase the cost of doing so; adverse weather conditions, natural disasters and other catastrophic events such as hurricanes, wind storms and wildfires; the lengthy, uncertain and costly process associated with the ownership, entitlement and development of real estate, especially in Florida and Washington, including changes in law, policy and political factors beyond our control; the availability of financing for real estate development and mortgage loans; changes in tariffs, taxes or treaties relating to the import and export of our products or those of our competitors; changes in key management and personnel; and our ability to meet all necessary legal requirements to continue to qualify as a real estate investment trust (“REIT”) and changes in tax laws that could adversely affect beneficial tax treatment.
For additional factors that could impact future results, please see Item 1A - Risk Factors in the Company’s most recent Annual Report on Form 10-K and similar discussion included in other reports that we subsequently file with the Securities and Exchange Commission (the “SEC”). Forward-looking statements are only as of the date they are made, and the Company undertakes no duty to update its forward-looking statements except as required by law. You are advised, however, to review any further disclosures we make on related subjects in our subsequent reports filed with the SEC.
Non-GAAP Financial Measures – To supplement Rayonier’s financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Rayonier uses certain non-GAAP measures, including “cash available for distribution,” “pro forma operating income (loss),” “pro forma net income,” and “Adjusted EBITDA,” which are defined and further explained in this communication. Reconciliation of such measures to the nearest GAAP measures can also be found in this communication. Rayonier’s definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP.

Contacts:
Investors/Media
Collin Mings
904-357-9100
investorrelations@rayonier.com
# # #
1 Rayonier Way, Wildlight, FL 32097 904-357-9100

RAYONIER INC. AND SUBSIDIARIES
CONDENSED STATEMENTS OF CONSOLIDATED INCOME
June 30, 2023 (unaudited)
(millions of dollars, except per share information)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
SALES	$208.9	$179.1	$246.3	$387.9	$468.4
Costs and Expenses
Cost of sales	(168.4)	(149.2)	(194.3)	(317.6)	(355.3)
Selling and general expenses	(19.0)	(16.8)	(17.3)	(35.7)	(32.1)
Other operating (expense) income, net	(1.4)	(2.5)	0.8	(3.9)	(0.2)
OPERATING INCOME	20.1	10.6	35.5	30.7	80.8
Interest expense, net	(12.4)	(11.7)	(9.1)	(24.1)	(17.4)
Interest and other miscellaneous income (expense), net	11.6	9.6	0.2	21.2	(0.3)
INCOME BEFORE INCOME TAXES	19.3	8.5	26.6	27.8	63.1
Income tax expense	(0.2)	(1.1)	(1.3)	(1.3)	(6.8)
NET INCOME	19.1	7.4	25.3	26.5	56.3
Less: Net income attributable to noncontrolling interests in the operating partnership	(0.3)	(0.2)	(0.6)	(0.5)	(1.2)
Less: Net loss (income) attributable to noncontrolling interests in consolidated affiliates	0.2	1.1	(0.6)	1.3	(1.7)
NET INCOME ATTRIBUTABLE TO RAYONIER INC.	$19.0	$8.3	$24.1	$27.3	$53.4
EARNINGS PER COMMON SHARE
Basic earnings per share attributable to Rayonier Inc.	$0.13	$0.06	$0.16	$0.18	$0.37
Diluted earnings per share attributable to Rayonier Inc.	$0.13	$0.06	$0.16	$0.18	$0.36

Pro forma net income per share (a)	$0.05	$0.01	$0.16	$0.06	$0.36

Weighted Average Common Shares used for determining
Basic EPS	148,218,436	147,377,448	146,257,311	147,800,265	145,846,026
Diluted EPS (b)	150,965,191	151,079,129	150,244,379	151,028,340	149,898,006

(a)    Pro forma net income per share is a non-GAAP measure. See Schedule F for definition and reconciliation to the nearest GAAP measure.
(b)    Diluted earnings per share is calculated based on the weighted average number of shares of common stock outstanding combined with the incremental weighted average number of shares that would have been outstanding assuming all potentially dilutive securities (including Redeemable Operating Partnership Units) were converted into shares of common stock at the earliest date possible. As of June 30, 2023, there were 148,268,443 common shares and 2,469,173 Redeemable Operating Partnership Units outstanding.
A

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
June 30, 2023 (unaudited)
(millions of dollars)

	June 30,	December 31,
	2023	2022
Assets
Cash and cash equivalents	$88.4	$114.3
Assets held for sale	4.2	0.7
Other current assets	104.6	87.3
Timber and timberlands, net of depletion and amortization	3,175.0	3,230.9
Higher and better use timberlands and real estate development investments	111.8	115.1
Property, plant and equipment	45.1	44.7
Less - accumulated depreciation	(18.6)	(17.5)
Net property, plant and equipment	26.5	27.2
Restricted cash	5.0	1.2
Right-of-use assets	94.6	97.2
Other assets	112.0	115.5
	$3,722.1	$3,789.4
Liabilities, Noncontrolling Interests in the Operating Partnership and Shareholders’ Equity
Other current liabilities	102.8	95.3
Long-term debt	1,512.2	1,514.7
Long-term lease liability	86.5	88.8
Other non-current liabilities	104.4	104.1
Noncontrolling interests in the operating partnership	77.5	105.8
Total Rayonier Inc. shareholders’ equity	1,825.4	1,865.4
Noncontrolling interests in consolidated affiliates	13.3	15.3
Total shareholders’ equity	1,838.7	1,880.7
	$3,722.1	$3,789.4

B

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
June 30, 2023 (unaudited)
(millions of dollars, except share information)

	Common Shares		Retained Earnings	Accumulated Other Comprehensive Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2023	147,282,631	$1,463.0	$366.6	$35.8	$15.3	$1,880.7
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	400	—	—	—	—	—
Net income	—	—	8.5	—	(1.1)	7.4
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.2)	—	—	(0.2)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	1,564	—	—	—	—	—
Stock-based compensation	—	2.5	—	—	—	2.5
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.4)	—	—	(2.4)
Other (a)	728,384	23.8	—	(14.8)	—	9.0
Balance, March 31, 2023	148,012,979	$1,489.3	$330.3	$21.0	$14.2	$1,854.8
Net income	—	—	19.3	—	(0.2)	19.1
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.3)	—	—	(0.3)
Dividends ($0.285 per share)	—	—	(42.2)	—	—	(42.2)
Issuance of shares under incentive stock plans	372,149	—	—	—	—	—
Stock-based compensation	—	4.3	—	—	—	4.3
Adjustment of noncontrolling interests in the operating partnership	—	—	4.3	—	—	4.3
Other (a)	(116,685)	(3.9)	—	3.3	(0.7)	(1.3)
Balance, June 30, 2023	148,268,443	$1,489.7	$311.4	$24.3	$13.3	$1,838.7

C

	Common Shares		Retained Earnings	Accumulated Other Comprehensive (Loss) Income	Noncontrolling Interests in Consolidated Affiliates	Shareholders’ Equity
	Shares	Amount
Balance, January 1, 2022	145,372,961	$1,389.1	$402.3	($19.6)	$43.8	$1,815.6
Issuance of shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs of $0.3 million	726,248	29.8	—	—	—	29.8
Net income	—	—	30.0	—	1.0	31.0
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.7)	—	—	(0.7)
Dividends ($0.27 per share)	—	—	(39.9)	—	—	(39.9)
Issuance of shares under incentive stock plans	11,364	0.4	—	—	—	0.4
Stock-based compensation	—	2.8	—	—	—	2.8
Adjustment of noncontrolling interests in the operating partnership	—	—	(2.6)	—	—	(2.6)
Other (a)	(2,885)	(0.2)	—	45.6	(0.2)	45.2
Balance, March 31, 2022	146,107,688	$1,421.9	$389.1	$26.0	$44.6	$1,881.6
Net income	—	—	24.7	—	0.6	25.3
Net income attributable to noncontrolling interests in the operating partnership	—	—	(0.6)	—	—	(0.6)
Dividends ($0.285 per share)	—	—	(42.1)	—	—	(42.1)
Issuance of shares under incentive stock plans	304,887	2.0	—	—	—	2.0
Stock-based compensation	—	4.4	—	—	—	4.4
Adjustment of noncontrolling interests in the operating partnership	—	—	11.4	—	—	11.4
Other (a)	(90,843)	(4.0)	—	(25.4)	(32.2)	(61.6)
Balance, June 30, 2022	146,321,732	$1,424.3	$382.5	$0.6	$13.0	$1,820.4
(a) Primarily includes shares purchased from employees in non-open market transactions to pay withholding taxes associated with the vesting of shares granted under the Company’s Incentive Stock Plan, amortization of pension and post-retirement plan liabilities, foreign currency translation adjustments, mark-to-market adjustments of qualifying cash flow hedges, distributions to noncontrolling interests in consolidated affiliates and the allocation of other comprehensive income to noncontrolling interests in the operating partnership. The six months ended June 30, 2023 and June 30, 2022 also includes the redemption of 739,654 and 3,512 Redeemable Operating Partnership Units, respectively, for an equal number of Rayonier Inc. common shares.
C

RAYONIER INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
June 30, 2023 (unaudited)
(millions of dollars)

	Six Months Ended June 30,
	2023	2022
Cash provided by operating activities:
Net income	$26.5	$56.3
Depreciation, depletion and amortization	77.3	83.2
Non-cash cost of land and improved development	13.6	17.1
Timber-write off resulting from a casualty event	2.3	—
Stock-based incentive compensation expense	6.8	7.2
Deferred income taxes	(2.4)	(7.3)
Other items to reconcile net income to cash provided by operating activities	(0.4)	(3.8)
Changes in working capital and other assets and liabilities	2.6	(4.2)
	126.3	148.5
Cash used for investing activities:
Capital expenditures	(36.8)	(30.3)
Real estate development investments	(14.8)	(6.0)
Purchase of timberlands	(9.3)	(3.2)
Other	4.4	5.0
	(56.5)	(34.5)
Cash used for financing activities:
Net decrease in debt	—	(124.9)
Dividends paid	(85.2)	(81.8)
Distributions to noncontrolling interests in the operating partnership	(1.6)	(1.8)
Proceeds from the issuance of common shares under incentive stock plan	—	2.6
Proceeds from the issuance of common shares under the “at-the-market” (ATM) equity offering program, net of commissions and offering costs	(0.1)	31.9
Distributions to noncontrolling interests in consolidated affiliates	—	(6.7)
Other	(4.1)	(4.2)
	(91.0)	(184.9)
Effect of exchange rate changes on cash and restricted cash	(0.8)	(2.1)
Cash, cash equivalents and restricted cash:
Change in cash, cash equivalents and restricted cash	(22.0)	(73.0)
Balance, beginning of year	115.4	369.1
Balance, end of period	$93.4	$296.1

D

RAYONIER INC. AND SUBSIDIARIES
BUSINESS SEGMENT SALES, OPERATING INCOME,
PRO FORMA OPERATING INCOME AND ADJUSTED EBITDA
June 30, 2023 (unaudited)
(millions of dollars)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2023	2023	2022	2023	2022
Sales
Southern Timber	$68.3	$71.8	$66.3	$140.2	$143.0
Pacific Northwest Timber	32.3	34.4	39.2	66.7	85.4
New Zealand Timber	60.9	44.1	78.9	105.0	130.3
Real Estate	32.0	16.3	34.4	48.3	68.6
Trading	15.4	12.6	27.7	28.0	41.1
Intersegment Eliminations	(0.1)	(0.1)	(0.1)	(0.2)	(0.1)
Sales	$208.9	$179.1	$246.3	$387.9	$468.4

Operating income (loss)
Southern Timber	$21.7	$22.2	$24.1	$43.9	$54.4
Pacific Northwest Timber	(2.4)	(3.5)	2.9	(5.9)	9.5
New Zealand Timber	2.4	(0.7)	8.0	1.7	13.4
Real Estate	8.6	0.9	11.0	9.5	21.2
Trading	0.1	0.3	(0.4)	0.4	(0.1)
Corporate and Other	(10.3)	(8.6)	(10.1)	(18.9)	(17.7)
Operating income	$20.1	$10.6	$35.5	$30.7	$80.8

Pro forma operating income (loss) (a)
Southern Timber	$21.7	$22.2	$24.1	$43.9	$54.4
Pacific Northwest Timber	(2.4)	(3.5)	2.9	(5.9)	9.5
New Zealand Timber	2.4	1.6	8.0	4.0	13.4
Real Estate	8.6	0.9	11.0	9.5	21.2
Trading	0.1	0.3	(0.4)	0.4	(0.1)
Corporate and Other	(10.3)	(8.6)	(10.1)	(18.9)	(17.7)
Pro forma operating income	$20.1	$12.9	$35.5	$33.0	$80.8

Adjusted EBITDA (a)
Southern Timber	$43.6	$42.8	$38.7	$86.4	$87.1
Pacific Northwest Timber	6.9	7.1	14.3	14.0	35.8
New Zealand Timber	8.3	6.1	14.9	14.4	25.3
Real Estate	20.3	6.6	25.4	26.9	50.1
Trading	0.1	0.3	(0.4)	0.4	(0.1)
Corporate and Other	(9.9)	(8.2)	(9.8)	(18.1)	(17.0)
Adjusted EBITDA	$69.2	$54.7	$83.0	$124.0	$181.1
(a)Pro forma operating income (loss) and Adjusted EBITDA are non-GAAP measures. See Schedule F for definitions and reconciliations.
E

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
June 30, 2023 (unaudited)
(millions of dollars, except per share information)

LIQUIDITY MEASURES:
	Six Months Ended
	June 30,	June 30,
	2023	2022
Cash Provided by Operating Activities	$126.3	$148.5
Working capital and other balance sheet changes	(26.8)	1.3
Capital expenditures (a)	(36.8)	(30.3)
Cash Available for Distribution (b)	$62.7	$119.5

Net Income	$26.5	$56.3
Interest, net and miscellaneous income	23.6	17.1
Income tax expense	1.3	6.8
Depreciation, depletion and amortization	77.3	83.2
Non-cash cost of land and improved development	13.6	17.1
Non-operating (income) expense (c)	(20.6)	0.6
Timber write-off resulting from a casualty event (d)	2.3	—
Adjusted EBITDA (e)	$124.0	$181.1
Cash interest paid (f)	(20.7)	(16.9)
Cash taxes paid	(3.7)	(14.3)
Capital expenditures (a)	(36.8)	(30.3)
Cash Available for Distribution (b)	$62.7	$119.5

Cash Available for Distribution (b)	$62.7	$119.5
Real estate development investments	(14.8)	(6.0)
Cash Available for Distribution after real estate development investments	$48.0	$113.5

PRO FORMA NET INCOME (g):
	Three Months Ended						Six Months Ended
	June 30, 2023		March 31, 2023		June 30, 2022		June 30, 2023		June 30, 2022
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Net Income Attributable to Rayonier Inc.	$19.0	$0.13	$8.3	$0.06	$24.1	$0.16	$27.3	$0.18	$53.4	$0.36
Net recoveries on legal settlements	(11.4)	(0.08)	(9.1)	(0.06)	—	—	(20.5)	(0.14)	—	—
Timber write-off resulting from a casualty event (d)	—	—	2.3	0.02	—	—	2.3	0.02	—	—
Pro forma net income adjustments attributable to noncontrolling interests (h)	0.2	—	(0.4)	(0.01)	—	—	(0.2)	—	—	—
Pro Forma Net Income	$7.8	$0.05	$1.1	$0.01	$24.1	$0.16	$8.9	$0.06	$53.4	$0.36

F

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (i) (e):

Three Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2023
Operating income (loss)	$21.7	($2.4)	$2.4	$8.6	$0.1	($10.3)	$20.1
Depreciation, depletion and amortization	21.9	9.2	5.9	2.2	—	0.4	39.7
Non-cash cost of land and improved development	—	—	—	9.4	—	—	9.4
Adjusted EBITDA	$43.6	$6.9	$8.3	$20.3	$0.1	($9.9)	$69.2

March 31, 2023
Operating income (loss)	$22.2	($3.5)	($0.7)	$0.9	$0.3	($8.6)	$10.6
Timber write-off resulting from a casualty event (d)	—	—	2.3	—	—	—	2.3
Pro forma operating income (loss)	$22.2	($3.5)	$1.6	$0.9	$0.3	($8.6)	$12.9
Depreciation, depletion and amortization	20.6	10.6	4.5	1.5	—	0.4	37.6
Non-cash cost of land and improved development	—	—	—	4.2	—	—	4.2
Adjusted EBITDA	$42.8	$7.1	$6.1	$6.6	$0.3	($8.2)	$54.7

June 30, 2022
Operating income (loss)	$24.1	$2.9	$8.0	$11.0	($0.4)	($10.1)	$35.5
Depreciation, depletion and amortization	14.7	11.3	6.9	2.6	—	0.3	35.8
Non-cash cost of land and improved development	—	—	—	11.8	—	—	11.8
Adjusted EBITDA	$38.7	$14.3	$14.9	$25.4	($0.4)	($9.8)	$83.0

PRO FORMA OPERATING INCOME (LOSS) AND ADJUSTED EBITDA (i) (e):

Six Months Ended	Southern Timber	Pacific Northwest Timber	New Zealand Timber	Real Estate	Trading	Corporate and Other	Total
June 30, 2023
Operating income (loss)	$43.9	($5.9)	$1.7	$9.5	$0.4	($18.9)	$30.7
Timber write-off resulting from a casualty event (d)	—	—	2.3	—	—	—	2.3
Pro forma operating income (loss)	$43.9	($5.9)	$4.0	$9.5	$0.4	($18.9)	$33.0
Depreciation, depletion and amortization	42.5	19.9	10.4	3.7	—	0.8	77.3
Non-cash cost of land and improved development	—	—	—	13.6	—	—	13.6
Adjusted EBITDA	$86.4	$14.0	$14.4	$26.9	$0.4	($18.1)	$124.0

June 30, 2022
Operating income (loss)	$54.4	$9.5	$13.4	$21.2	($0.1)	($17.7)	$80.8
Depreciation, depletion and amortization	32.7	26.2	11.9	11.7	—	0.6	83.2
Non-cash cost of land and improved development	—	—	—	17.1	—	—	17.1
Adjusted EBITDA	$87.1	$35.8	$25.3	$50.1	($0.1)	($17.0)	$181.1

(a)“Capital expenditures” exclude timberland acquisitions of $9.3 million and $3.2 million during the six months ended June 30, 2023 and June 30, 2022, respectively.
(b)“Cash Available for Distribution” (CAD) is defined as cash provided by operating activities adjusted for capital spending (excluding timberland acquisitions and real estate development investments) and working capital and other balance sheet changes. CAD is a non-GAAP measure of cash generated during a period that is available for common stock dividends, distributions to operating partnership unitholders, distributions to noncontrolling interests, repurchase of the Company's common shares, debt reduction, timberland acquisitions and real estate development investments. CAD is not necessarily indicative of the CAD that may be generated in future periods.
(c)The six months ended June 30, 2023 includes $20.5 million of net recoveries associated with legal settlements.
(d)“Timber write-off resulting from a casualty event” includes the write-off of merchantable and pre-merchantable timber volume damaged by a casualty event that cannot be salvaged.
(e)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating (income) expense, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company’s ongoing operating results.
(f)“Cash interest paid” is presented net of patronage refunds received of $6.2 million and $6.0 million during the six months ended June 30, 2023 and June 30, 2022, respectively.
(g)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net recoveries associated with legal settlements and timber write-offs resulting from casualty events. Rayonier believes that this non-GAAP financial measure provides
F

investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.
(h)“Pro forma net income adjustments attributable to noncontrolling interests” are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(i)“Pro forma operating income (loss)” is defined as operating income (loss) adjusted for timber write-offs resulting from casualty events. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

F

RAYONIER INC. AND SUBSIDIARIES
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE
June 30, 2023 (unaudited)
(millions of dollars)

ADJUSTED EBITDA GUIDANCE (a):

	Prior 2023 Guidance			Revised 2023 Guidance			Year-to-Date Results
	Low		High	Low		High
Net Income to Adjusted EBITDA Reconciliation
Net income	$56.1	-	$78.5	$64.5	-	$80.1	$26.5
Less: Net (income) loss attributable to noncontrolling interests	(3.2)	-	(3.9)	(0.5)		(1.3)	1.3
Less: Net income attributable to noncontrolling interests in operating partnership	(1.1)	-	(1.6)	(1.1)	-	(1.3)	(0.5)
Net income attributable to Rayonier Inc.	$51.8	-	$73.0	$62.9	-	$77.5	$27.3
Add: Timber write-off resulting from a casualty event (b)	—	-	—	2.3	-	2.3	2.3
Less: Net recoveries associated with legal settlements	—	-	—	(20.5)	-	(20.5)	(20.5)
Add: Pro forma net income adjustments attributable to noncontrolling interests (c)	—	-	—	(0.2)	-	(0.2)	(0.2)
Pro Forma Net Income (d)	$51.8	-	$73.0	$44.5	-	$59.1	$8.9

Interest expense, net	46.7	-	47.2	48.5	-	49.0	24.1
Income tax expense	8.2	-	9.3	2.2	-	3.6	1.3
Depreciation, depletion and amortization	146.5	-	157.0	153.0	-	161.0	77.3
Non-cash cost of land and improved development	25.0	-	31.0	26.5	-	27.5	13.6
Non-operating income	(2.5)	-	(3.0)	(1.5)	-	(3.0)	(0.6)
Net income attributable to noncontrolling interests	4.3	-	5.5	1.8	-	2.8	(0.6)
Adjusted EBITDA	$280.0	-	$320.0	$275.0	-	$300.0	$124.0

Diluted Earnings per Share	$0.36	-	$0.50	$0.42	-	$0.52	$0.18
Pro forma Diluted Earnings per Share	$0.36	-	$0.50	$0.30	-	$0.40	$0.06
(a)“Adjusted EBITDA” is defined as earnings before interest, taxes, depreciation, depletion, amortization, the non-cash cost of land and improved development, non-operating income, timber write-offs resulting from casualty events and Large Dispositions. Adjusted EBITDA is a non-GAAP measure that management uses to make strategic decisions about the business and that investors can use to evaluate the operational performance of the assets under management. It excludes specific items that management believes are not indicative of the Company's ongoing operating results.
(b)“Timber write-off resulting from a casualty event” includes the write-off of merchantable and pre-merchantable timber volume damaged by a casualty event that cannot be salvaged.
(c)"Pro forma net income adjustments attributable to noncontrolling interests" are the proportionate share of pro forma items that are attributable to noncontrolling interests.
(d)“Pro forma net income” is defined as net income attributable to Rayonier Inc. adjusted for its proportionate share of the net recoveries associated with legal settlements, timber write-offs resulting from casualty events and Large Dispositions. Rayonier believes that this non-GAAP financial measure provides investors with useful information to evaluate our core business operations because it excludes specific items that are not indicative of the Company’s ongoing operating results.

G